Exhibit 99.1

GENEREX BIOTECHNOLOGY CORPORATION
Moderator:     Mark Fletcher
October 21, 2010
1:00 p.m. ET

Bradley:	Good afternoon. Welcome to NASDAQ market site. My name is Bradley Smith, CMO of MUNCmedia. It is my great pleasure to introduce Mark Fletcher, Interim CEO and President of Generex.

Mark:
Good afternoon everyone and welcome. Joining me here today are some members of the Generex team. We have Dr. Jerry Bernstein, our Vice President for Medical Affairs; George Marcus, our VP for Regulatory and Scientific Affairs, and Dr. Eric von Hofe, President of Antigen Express, our wholly-owned oncology subsidiary. Joining us as well are Dr. Craig Eagle of our Scientific Advisory Board, and Dr. Joseph Rubinfeld will join us by telephone. He’s also a member of our Scientific Advisory Board. Dr. David Brusegard is here to talk about Global Medical Direct, and we have the pleasure of Bob Shea, the President of Global Medical Direct will address you as well.

I want to talk for a minute about the special meeting that took place on Monday of this week. At that point the shareholders declined to approve a reverse stock split resolution that was designed to preserve the listing our common stock on the NASDAQ Capital Market. This morning our stock commenced trading on the over-the-counter market. I want to reassure all of our stockholders that despite the challenges this new circumstance will present for us, your Board and your management are fully committed to pursuing all of the product development and commercialization initiatives we have underway. We will not be deterred in any way. We will seek the most advantageous funding opportunities available to us, and we’ll continue to pursue collaborative partnerships with big pharma, and we are confident that given the maturity of our pipeline, we can achieve success in that field. Beyond that, we’re going to seek to redefine the way we relate to our stockholders. We’re going to seek greater transparency and more effective communication, and to that end, we intend to have quarterly conference calls to keep our stockholders updated on all of our initiatives. To start off that new process, I’m going to ask Dr. Eric von Hofe, President of Antigen Express to provide an update on our oncology initiatives. Eric.

Eric:
Thank you, Mark. First, just let me say I’m as excited about active immunotherapy of cancer today as I was yesterday. We’ve had promising results from our Phase II clinical trials. This is an off-the-shelf compound that we truly believe will make a difference in patients’ lives, so we’re continuing with the Phase II, looking forward to being a Phase III of that compound. We’ve also planned going forward with the Phase II on prostate cancer, and it’s also important to keep in mind that this is based on a platform technology that has many other applications as well. So, we’re moving forward. I think we can really make a difference in patients’ lives, I think we can contribute to an unmet need, and we’re very excited to keep going forward.

Mark:	Thank you, Eric, and this point we’d like Dr. Craig Eagle to provide a few words is wisdom on the oncology front as well.

Craig:
Thanks, Mark. I’m not sure I’ll provide words of wisdom, but I’ll certainly give you my perspective on things. I think, as Eric mentioned, there’s a couple of points I’d like to emphasize from my perspective about Generex and the immunotherapeutic platform. The first point is that if you think about the lead compound A37, this is targeting patients with breast cancer, and it’s targeting a particular group of people with breast cancer, a term we call to HER2/neu. Many people will have heard of a drug called Herceptin, a major breakthrough in the treatment of breast cancer. It targets a singular group of people, and now we’re talking about potentially bringing forward with A37 and ongoing research and other therapy in this well-defined population of people that need therapy with breast cancer.

The other thing I think we should think through is why immunotherapy? We know that the immune system can find one germ in your body and kill it, so if we can get the immune system to react in a certain way to a cancer cell, a breast cancer cell, it can track it down and kill it. And so what Generex has brought to the table is a unique platform of something that stimulates the immune system, combined with the protein that actually identifies this HER2 cancer cell and currently there’s promising research in the early data, but much more research is needed, but it’s looking promising that this could stimulate the immune system to track out and kill those breast cancer cells. Now, one other thing about this platform and about Generex in particular, is when you look at this as a platform of immune stimulation, it now has application, as Eric mentioned, other tumors. So, you could apply this to prostate cancer; you could apply it to bladder cancer and to other cancers expressed as HER2 protein. Finally, of course, you can use it to stimulate using different proteins to different tumors and ultimately you can move it into anti-infective therapies to stimulate the immune system for anti-infectives and also eventually into treating other immune type diseases, even diabetes itself. So, one of the things that I think makes Generex as a company unique, is it’s got a platform with a lead compound in breast cancer with the potential to expand to other areas, and one of the most important things that Generex is doing now is doing the right sort of research to really show if this is possible and that it can live up to the promise of an immune therapy for the future. And not to discount the other significant platform, which is the buccal spray area, that’s something also that has a similar sort of approach with a platform of multiple potential opportunities, but to talk more about that, I’d like to introduce Jerry to explain more about the buccal spray process. Thanks.

Jerry:
Thanks, Craig. I generally try not to speak after people from the Australia, South Africa or England, but so be it. What’d I’d like to do in the next few minutes is discuss Generex’s metabolic platform in terms of the changing landscape of diabetes, and you need to begin with the numbers and the appreciation reality of the numbers come from real data from the CDC and people associated with them. Essentially, the epidemiology shows, and this number’s been repeated again and again, that 40% of the American population over the age of 20 has either diabetes or pre-diabetes. If you add in the children and the others under the age of 20, we’re talking about 100 million people or more, and that can be a reflection also of what else is going on around the world. The problem was stated very clearly by Ann Albright, who was the head of the Diabetes Section of the CDC, and she said there are 60 million people with pre-diabetes, and they need to be treated aggressively. The issue has to do with what happens early on, either when Type 2 diabetes is diagnosed or before, and the issue is spikes in blood sugar. Every time you have a spike in blood sugar, you create an oxidative stress on the major blood vessels of the body, and therefore, you try and do things that will neutralize that stress. Generex Oral-lyn is perfectly created with that in mind, given its extraordinary pharmacokinetics. Now remember, this is human regular insulin in the liquid formulation that’s sprayed into the mouth, absorbed like nitroglycerin through the buccal mucosa, so it rapidly enters the very rich blood supply and goes into the bloodstream. It peaks very early and will cover postprandial glucose extraordinarily well, and we have data that shows that. Secondly, and maybe even of equal value, is when it’s finished, it comes back to baseline in the blood. There is no residual insulin as there is after injections, and therefore, the risk for low blood sugar is obviated.

The second product is MetControl. MetControl is metformin put into medicinal gum, and this product was started a few years ago, there were issues of production overseas, and that has been clarified and straightened out, and so we’re moving ahead with the production. Now millions and millions of people take metformin around the world, but millions of people don’t take metformin for a variety of reasons, including and especially children, including the size of the pill, the bitterness of metformin and the side effects. By providing it in gum form, we have the opportunity to get buccal absorption and perhaps again obviate a lot of these problems.

Finally, I’d like to look at Glucose RapidSpray, and remember this is an over-the-counter product. It’s glucose formulated as insulated in formulated in the Oral-lyn to be absorbed through the buccal mucosa. When Glucose RapidSpray is put into the mouth, it easily accesses the bloodstream. Now, part of the problem with hypoglycemia, there are serious episodes, there are people who pass out, there are people who need intravenous therapy, but the majority of hypoglycemic episodes clinically are mild, but they are annoying enough to be disruptive to life. And if you have a large enough episode, you are going to have shaking, but you’re not going to be in a catastrophic situation. What people mostly do when they have one of these episodes is over-treat, and in over-treating, they again will cause a sugar spike. If you spike the glucose, it doesn’t make any difference whether it was after a meal or after glucose you were taking to care of hypoglycemia, a spike is a spike, so that’s more oxidative stress. What we do with Glucose RapidSpray, and what we recommend is that people figure out a dose that will compensate for that. And so we have these three products. Thank you very much.

Mark:	Thank you, Jerry. I would like to ask George Marcus to come up and address you briefly about the status of the various regulatory programs in a more specific way. George.

George:
Thank you, Mark. Good morning, everyone. Briefly I’ve been brought here to give you an update for the Regulatory and Scientific Affairs projects, and the three key projects that we’ve been highlighting are the Generex Oral-lyn, the MetControl, which is our metformin product and using the insulin as well for other application for pets.

Regarding the Generex Oral-lyn, our current global pivotal study is being conducted on subjects with Type 1 diabetes and is now nearing completion of the enrollment phase. It is believed that earlier estimates of required subjects for the non-inferiority design study will be reached soon, which is supported by the guidance provided in the current protocol. This milestone is significant, as the treatment phase will formally end following six months period after the last subject enrolls in the study. If agencies agree to having our marketing application submitted following the treatment phase of the study, Generex would start submitting electronic CTDs, which is the Common Technical Document to global agencies in early 2011. With this in place, the final updated clinical data would be submitted to global agencies following the completion of the follow-up phase, and that would be in approximately the latter end of 2011. All historic clinical studies conducted to date have now been formally written up as study reports in ICH format. This will assist us for all future regulatory submissions for global marketing applications. Other clinical studies are also being planned to support various label claims, and they are actively being pursued. Examples of this are studies for subjects with Type 2 diabetes and studies in subjects with IGT. Communications with global agencies are continuing in order to facilitate the approval process.

Regarding the MetControl project clinical studies, a major phase of our product development has been completed. Our formulated gum tablet has been determined to be bioequivalent to the innovator. With this milestone, minor aesthetic adjustments are still required, and this should be completed and concluded with the help of our contracted formulating group in the upcoming months. It is anticipated that our marketing applications may commence some time in 2011, which will only follow the completion of scale-up operations mandated by registration guidelines along with other similar bioequivalent confirmation studies. Communications in that area also with global agencies are planned in order to facilitate the approval process. Our insulin technology is being actively looked at for other applications, and we have also initiated activities for using our insulin technology for the area of pets. Clinical earlier studies have demonstrated the possible significance of product use in dogs. Future studies are now being planned for animals with diabetes. This will require further development of the finished product, the conduct of various clinical studies in animals, be it dogs, cats, to establish and confirm the labeling and dosing claims. And finally, these activities, including various registrations are scheduled for 2011 as well as 2012. And that basically concludes our main key projects. Thank you.

Mark:
Thank you, George. Dr. David Brusegard has been providing advice and assistance to Generex on insurance and reimbursement matters, and he will be spearheading the integration team in respect to our acquisition of Global Medical Direct. I’d like to invite Dr. Brusegard to speak to that at this time.

David:
Thank you, Mark. Bob Shea will be up shortly to tell you a little more about Global Medical Direct, but I’d like to answer one question for you. I’d like to get the root of why we are concluding an agreement purchase a controlling interest in Global Medical Direct and assure you that this was not an idea we borrowed from the Simpsons. There are some very good reasons for doing this. First of all, you should know the challenges we’re facing. One of our first challenges is the fact that Oral-lyn, our insulin spray product, is, in fact, approved by the U.S. FDA under a treatment IV program. Patients can have it today. Patients who have a needle reactive problem, patients who cannot tolerate needles, or patients for whom needles, in fact, the tissue does not work or absorb the insulin properly, they can be treated with this. Under the FDA guidelines, we cannot use traditional marketing methods the way a Proctor and Gamble might to put a new product out there. We have to wait until final market approval before we can use full-blown marketing, so our issue and our challenge is to educate doctors and, usually through patients, those doctors, that this product exists, what it can be used for, that it’s available.

The second issue we have to deal with is that in many instances, a product like this, to bring it to market, even once approved, can take one to two years of launch and pre-launch planning, so we, in fact, cannot afford to sit on our laurels or our hands and wait until market approval. We have to have thought through the concept of distribution, mailing, how we handle it, storage across North America and beyond. So, we have to do that now, because that product will be coming on stream.

We also have another issue we contend with. Because it’s not a market-approved product, it is not on the formulary, or the list of approved drugs, for drug plans or insurers, and we need to talk to them to determine how they can, in fact, reimburse for this. And, in fact, if you think about it, if a doctor prescribes this drug under the treatment IND, then de facto, where almost by definition it is a required drug for that patient, so we believe that reimbursement is possible and we need to talk to insurers. We also have other products today, glucometers, lancets, needles, etc., strips, that we want to sell and we want to promote. So, this is the set of challenges we’re dealing with today.

Why Global Medical Direct? Well, I’ll tell you. Today, they talk to over 65,000 diabetes patients on a regular basis, and additional patients in their attempts to recruit. They have on a regular basis mailing up to 20,000 packages a month. They have excess storage space. They have a logistics environment and a mailing environment second to none, which would give us a launch platform and a pre-launch planning platform for Oral-lyn. In addition, they have a 70-person call center, which allows us to reach out to diabetics across North America, talk to them, expose them to the concept of Oral-lyn, what it can do for them, whether they can qualify for the treatment IND or not. So, in short, we can also use their connections with reimbursements, because they reimburse for all of their patients, which means they have one-to-one contacts with insurers and drug plans across North America, and those contacts allow us to get into the ground level and discuss reimbursement for Oral-lyn with those providers. So, why GMD? Because it is in one fell swoop a platform which opens up our potential for education, they have their own education program newsletter, package inserts that we can utilize, discussions with diabetics, discussions with insurers, and a planning platform for the final approval and release of Oral-lyn. So, in one package we can, if not solve, we can at least make major inroads in resolving some of our issues. That is why we are purchasing a controlling interest in Global Medical Direct. I’m now going to call upon Bob Shea to come up, who is the President of Global Medical Direct and tell you a little bit more about that corporation. Bob.

Bob:
David, you did a very nice job of really taking over what I was going to say about Global Medical Direct, but one of the key questions that I’ve received from shareholders since the announcement a week and a half ago is what’s in it for Global Medical Direct? Why does this company that is generating revenue, we’re a six-year-old company, we are generating revenue top-line at double-digit rates. Our bottom line is double digit. Why are we getting in bed with Generex? And it really has to do with everything that you heard from the Scientific Advisory Board that just presented. They have a bevy of products that are coming in the future. We look at this as a strategic relationship. It is one that is going to create differentiation for Global Medical Direct to its competitors, to the retail pharmacy. We are going to have advantages over other mail order companies. So, where we’re putting on 2,000-3,000 new patients every month, we can lift that up by adding products like Glucose RapidSpray, Oral-lyn’s going to be coming in the very near future, and so we will be a different company than any other mail order provider in the marketplace. So, it really comes down for GMD, it’s a differentiating factor. And we’re excited about Mark and his team; they’re going in the right track. We’ve done a lot of due diligence on them. You’ve heard from the doctors. We’ve seen the clinical trial data, and Oral-lyn is going to be the next big product that we’re going to introduce at Global Medical. Mark?

Mark:	Scientific Advisory Board member Dr. Joseph Rubinfeld is with us here today by telephone from California. Will now invite him to provide comment on the big picture at Generex.

Joseph:
Good morning everyone. I think one of the big things that everybody’s addressed is the key question. You’ve been in business for 15-20 years, and what have you accomplished and what’s going to change? And really what’s going to change is that these programs which you have been hearing about will now move forward. In other words, we are almost at the end of the line in all the programs. We have the Oral-lyn almost full of enrollment. We are in a Phase II/Phase III for the cancer drugs. We have two platform technologies, and now even more importantly, we have a team that’s dedicated to move this forward. We are going to assemble a Scientific Advisory Board second to none, frankly, that have done it before many times and that will now move these programs forward. This Scientific Advisory Board are not figureheads. We’re going to be very active components of the company, and we together with the scientists in the company will move Generex to the next stage. So, frankly, that’s the key question. What’s going to change? We’re going to move forward. These programs will now see fruition in the years 2011, 2012 and that, in the biotech industry, is really short term. Thank you very much.

Mark:
Thank you Dr. Joe. In sum, I would just like to thank all of our Generex employees, the members of the Generex team here today, and all of our stockholders for their continued support. I’d also like to acknowledge the advice and assistance during this transition period that we’ve received from Seahawk Capital and Legend Securities. At this point we’re going to open it up to a Q&A session. To the extent that it’s more appropriate that a member of our team respond to a question, I will invite them to address it. Any questions? Yes.

Q:
Individual investor. A question for Dr. Brusegard; I believe it may crossover several people to Bob Shea or I’m not sure whom specifically. You spoke about in your assessment of where you are with Oral-lyn and GMD about expanding the reach that we potentially have with Oral-lyn through GMD and, as well, that we cannot target or we cannot do traditional advertising as it’s still in IND phase. How can you – how do you think you can reach out to more people in IND phase, and if I can suggest to you that there’s a whole market out there that doesn’t seem to be effectively reached at this point, which is your geriatric market. I’m sure that it’s been effectively enough targeted. Thank you.

Mark:	David?

David:
The relationship we have with the U.S. FDA and their restrictions do constrain us, but they do not tie our hands completely. We are allowed to educate and present scientific information. We also are allowed to post a website, which we have, for the treatment IND, and to allow people to understand that that exists and that they can go there for factually information. So, we can both talk to individuals one-to-one, we’re allowed to place some factual informational ads within the internet environment, and we are allowed to use scientific articles that describe Oral-lyn and its status and what it does, and place those in a combination of newsletters and other facilities. We also appear to have at least one text advertisement approved, and which would allow us to place that in the internet environment, plus we are finding that we may be able to at least present ourselves in blogs under the FDA social media regulations and at least inform individuals in the diabetes blogs, of which there are millions – not of blogs, of individuals, and in that method we can actually discuss the product, it’s limitations for use now, and our hopes of the future in a factual, straight-forward manner. We cannot go out there and say it’s safe, it’s easy, it’s wonderful, call Generex tomorrow. Can’t do that. But we can say, if you are diabetic, and you are needle averse or having needle problems, you may qualify under this program, please talk to your doctor; if your doctor needs further information, here’s further information or we can send them to the website or we will call your doctor and at least talk to them. So, while our hands are constrained, they’re not totally tied, and we’re going to become aggressive in this contact world. I hope that answers your question.

Q:	You mentioned, of course, that you don’t have a reimbursement code. Any idea of what the potential magnitude of reimbursement could be?

Mark:	Again, that’s Dr. Brusegard’s field.

David:
As you probably know, the concept of insuring diabetics is not a popular concept among insurance companies. Paying for a product that costs slightly more than standard injectable insulin is a less popular concept. However, our hopes are that, number one, at least we could find a way to reimburse for the insulin component, so have partial availability – partial reimbursement, rather – that’s option one. Option two, is that under certain conditions, if we can, in fact, work with GMD and increase the compliance of patients, we may well interest them; we have some interest, I can’t go into any details. If we can provide compliance information to insurance companies about their insureds with respect their levels of testing and their glucose levels, we may be able to open the door for compliance. Because at the bottom line, an insurance company understands, and I know because I ran one, that there’s money to be made if you can stop the amount you pay out. If you use insulin and use insulin appropriately, you can reduce complications, you can reduce hospitalizations, and you can reduce your payouts. So, the premise in the syllogism is correct. Now we need the ear of the insurance companies and have them buy into it, and we’re actively working now to get them to do that. There are some issues in the broad world of insurance these days, as you well know if you look at all the health insurance and what the administrations are doing and how it’s changing doctors and payouts and insurance, so it is a bit of a morass, but we have a plan, and we are not alone in that plan, and we have insurers who now are talking to us. So, that’s what I think our minimal gain can be.

Bob:
The other aspect is we currently can serve about 90% of the entire population in the United States from a reimbursement standpoint due to our contracts that we have and our relationships that we’ve developed with payers. And that is going to come into significant advantage as Generex moves forward with their pre-market launch of Oral-lyn. It’s our relationships with the insurers and also self-insured and self-funded plans that we’re going to utilize those relationships in order to get Oral-lyn paid for.

Mark:	Thank you, Bob. Any other questions?

Q:	Can you comment on India and how long it will take from this point to commercialize?

Mark:
Yes, our product is approved in India. Part of the approval is that a post-approval marketing surveillance study has to be undertaken. Our licensee in India, which is Shreya, is in the process of running that trial, and it has approximately 200 patients in it. I am hopeful that before the end of this year we’ll be able to provide the marketplace with an update on the status of that trial and how long it’s going to take to get commercialization underway in India.

Q:	Mr. Marcus, this is for you. You talk about how you’re still enrolling in the Oral-lyn study and my question is, what is the exclusion criteria such that it has taken so long to complete enrollment?

George:
Excellent question. The key hurdle that we’ve had is the fact that it’s not just the exclusion criteria. It’s actually the design of the study and what – because it’s for subjects with Type 1 diabetes, there’s a need to have basal insulin throughout the study and then they would be using our product for the meals or the control, the control injectable for the meals. The design of the study had the product for basal insulin as NPH, and that is not as actively used in North America as it is in other regions. There had been a strategic reason for why we had been using and selected the NPH, from a costing and other global regions are actively still using it, and that is why the main and majority number of our subjects that have enrolled are non-North American at this point in time. It has been a struggle, but we have had great success in bringing them in now in the various regions. Yes, the numbers for North America are low, but again, with time, and we are now almost concluding the study for enrollment purposes, we’re reaching our targets.

Mark	Thank you, George. Any other?

Q:
I’ve got another question for you as it relates to this. Have you talked with the FDA, because you had a press release that talked about you were reducing the numbers of people. Have you talked to the FDA? Have they okayed your power(?) analysis to justify your reduction in number of subjects?

George:
Another great question. We had originally submitted the protocol to the FDA, and the way they proceed is no news is good news. If they don’t provide you with information or feedback for 30 days, they are content with the design of the protocol or any changes to the protocol, and therefore, you proceed as such. We are, from a timing standpoint is very, very strategic now, because we are planning on having another meeting with the FDA next month, and that being the case, we are going to be giving them an update of our current O84, which is what it’s called, the Phase III Pivotal Trial, and they’ll be made aware of our advances as well as the numbers that we have, and they will certainly – we are very transparent and will very clearly be working with the FDA to get their acknowledgement of the numbers that we have. So, yes, we are. Thank you very much.

Q:
Again, Dr. Brusegard, and it may cross the border, kind of over the edge on this. I spoke with Eric yesterday, one of my concerns in both with Oral-lyn proceeding forward and A37 is your recruitment into trials, and as a shareholder, I’m not sure I’ve always been satisfied with the pace. As somebody knowledgeable, at least halfway, in some of the situations involved, on the other hand, I have a realistic approach to it. So, that said, I would love to hear how you think you can improvement your enrollment for both. I did discuss some of my thoughts with Eric, and I proposed to you that in both studies that you have more support for those people who you’re trying to reach and enroll, especially in light of new things coming out each day, Avandia, etc., it makes for a difficult clinical trial to say, test this, we’re taking this off the market. It doesn’t instill patient confidence, and you’re running up against a barrier before you start. As well, I think that by targeting specific markets, you may do a little bit better. As I mentioned before, the geriatric population in terms of OL would be a deserving population to be looked at to infer that. If you could comment further on that, I would like some feedback. Thank you.

Mark:	Eric, would you like to talk about our enrollment policies perhaps for the A37 breast cancer trials.

Eric:
Sure. So, as we discussed yesterday, there are things we could do. We’re at 200 patients now, which is reasonable. It’s taken longer than we had hoped to get everyone enrolled. Part of that is getting all the sites up and running. It has been a physician’s IND, that’s now an antigen IND. There are other things we could do, and part of those would be the social media, other services we’ll look at to ensure that we get rapid enrollment. But we’re at the point now where we’re making plans for Phase III with serious discussions with various kinds of research organizations and finding all those parts that we need to put in place, and one of those is clearly patient recruitment.

Mark:	Any other questions? I understand we have time for one more question.

Q:
Given the current – this is for you, Mark, given the current status of the company and your acquisition of GMD, my concern is the fact that GMD doesn’t have any unique or any proprietary type products and how you intend to compete in such a large market area. It’s a relatively small company compared to the big players, and compete there, support that activities and still continue to support the activities of both Antigen Express and Generex?

Mark:
GMD is a self-sustaining enterprise, and as Bob indicated, its growth is double digit each year for the past several years, so we’re not concerned about GMD being a cash drain on Generex in any respect. On the contrary, it’s going to add revenue to our bottom line. So, we don’t see that as being a problem.

I guess we are concluding the Q&A session. Thank you for coming. Thank you to everyone for listening, and once again, we very much appreciate the support of our stockholder base. Thank you.

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